MGT Capital Investments, Inc. Receives Delisting Notice from NYSE MKT

Expects to Appeal the Staff’s Determination with Plan to Meet Exchange Standards

Company Intends to Improve Flexibility as it Continues Strategy to Monetize Intellectual Property

HARRISON, N.Y. - October 12, 2012: MGT Capital Investments, Inc. (NYSE-MKT: MGT.BC), announced today that the Company received a notice dated October 5, 2012 from the NYSE MKT (the “Exchange”) Staff indicating that the Company was not in compliance with the Exchange’s continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(i) of the Company Guide since it reported stockholders’ equity of less than $2,000,000 at March 31, 2011 and losses from continuing operations and net losses in two of its three most recent fiscal years ended December 31, 2010, Section 1003(a)(ii) of the Company Guide since it reported stockholders’ equity of less than $4,000,000 at March 31, 2011 and losses from continuing operations and/or net losses in three of its four most recent fiscal years ended December 31, 2010 and Section 1003(a)(iii) of the Company Guide since it reported stockholders’ equity of less than $6,000,000 at March 31, 2011 and losses from continuing operations and net losses in its five most recent fiscal years ended December 31, 2010, and as a result its securities are subject to being delisted from the Exchange pursuant to Section 1009 of the Company Guide.

As previously disclosed, MGT has been operating under a Plan of Compliance approved by the Exchange on August 23, 2011 that allowed the Company until December 8, 2012 to regain compliance with the deficiencies noted above. During this period, the Company has been subject to periodic review by Exchange Staff, and was informed of the requirement to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period. In the October 5, 2012 notice, the Company was informed that the Staff concluded the Company has not made a reasonable demonstration of its ability to complete the initiatives and meet the equity standards by the end of the 18-month Equity Plan Period, and has therefore begun the delisting process.

MGT appreciates the time given to the Company to cure its deficiencies, and has informed NYSE MKT of its intention to pursue the right of appeal and request a hearing pursuant to Sections 1203 and 1009(d) of the Company Guide. There can be no assurance that the Company’s request for continued listing will be granted at this hearing. In the event MGT’s appeal is unsuccessful, the Company expects that its common stock will trade on OTC-QB no later than any official delisting from NYSE MKT.

After careful analysis, the Company’s board of directors concluded that current negotiations for equity capital, including one memorialized in a non-binding Term Sheet, would, if consummated quickly, put MGT compliance with the Exchange’s listing standards and allow MGT to retain its NYSE MKT listing. The marginal costs of the appeal and of continuing ongoing negotiations create a positive cost/benefit tradeoff. However, there can be no guarantee of retaining the Exchange listing even if the Company successfully cures its equity deficiency. In any scenario, MGT intends to remain as a fully reporting, current SEC filer with transparent accounting and proper corporate governance.

Robert Ladd, the Company’s President and Chief Executive Officer, concluded, “As the largest stockholder of MGT, I commend our board in only considering non-dilutive actions to meet the Exchange’s equity threshold. The out of pocket cash costs to retain listing status are manageable, but we should not enter into any transaction that we believe is destructive to shareholder value, solely to retain that status.”

As previously reported, in a step to improve the Company’s financial flexibility and reduce capital costs, MGT announced on October 8, 2012 that it entered into an exchange agreement with the holders of its Convertible Notes. The Company subsequently repaid the entire $3.5 million issue at face value plus 100,000 shares of MGT restricted common stock. MGT is now debt-free with approximately $1.4 million in cash.

The Company will continue to update its shareholders on its progress, including, but not limited to, the status of its NYSE MKT listing, as well as its patent enforcement activities. The trading symbol will bear the “BC” indicator until the Company regains the compliance with the Exchange’s continued listing requirements.

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of monetizing intellectual property.

MGT Gaming, Inc., a majority-owned subsidiary, owns intellectual property relating to casino gaming systems, and has plans to enforce its property rights against possible infringers.

In addition, the Company owns a majority interest in Medicsight, Ltd, a medical technology company with patent ownership, as well as operations in imaging software and hardware devices. The company’s computer-aided detection software assists radiologists with detection of colorectal polyps, and has received regulatory approvals including CE Mark and U. S. FDA clearance.

Forward Looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact:

MGT Capital Investments, Inc.

Robert Ladd, President and Chief Executive Officer

(914) 630-7430

rladd@mgtci.com

Robert Traversa, Chief Financial Officer

(914) 630-7431

rtraversa@mgtci.com